Exhibit 14.1

NUVATION BIO INC.

CODE OF BUSINESS CONDUCT AND ETHICS

APPROVED BY THE BOARD OF DIRECTORS January 21, 2026

Contents

1.
Honest and Ethical Conduct 3
2.
Speak Up Culture and Reporting Possible Violations 3
3.
Compliance with Applicable Laws and Regulations 4
4.
Fraud and Abuse 4
5.
Anti-Bribery and Anti-Corruption 4
6.
Insider Trading 5
7.
Antitrust 5
8.
Environmental Compliance 6
9.
Conflicts of Interest 6
10.
Corporate Opportunities 8
11.
Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting 8
12.
Dealing with Independent Auditors 9
13.
Fair Dealing 10
14.
Research and Development 10
15.
Price Reporting 11
16.
International Business Laws 11
17.
Interactions with the Healthcare Community 12
18.
Interactions with Government Officials 13
19.
Gifts and Entertainment 14
20.
Transparency 14
21.
Protection and Proper Use of Company Assets 15
22.
Confidentiality 15
23.
Media/Public Discussions 16
24.
Waivers 17
25.
Maintaining the Coe: Standards and Procedures 17

26.
Clarifying Questions and Concerns 18
27.
Investigations 18
28.
Conclusion 19

INTRODUCTION

We are committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (the “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, directors. For purposes of this Code, the Head of Compliance and/or the General Counsel is called the “Chief Compliance Officer”. In the absence of a Chief Compliance Officer, a designee determined by the Board of Directors of the Company (the “Board”), shall serve as the Chief Compliance Officer.

Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Nuvation Bio Inc. (the “Company”, “Nuvation”, “we” or “us”). The compliance environment within each supervisor’s assigned area of responsibility will be a significant factor in evaluating the quality of that individual’s performance. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards may be recognized for that effort in his or her performance review. Nothing in the Code alters the at-will employment policy of the Company.

The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact but reflects only a part of our commitment. From time to time, we may adopt additional policies and procedures with which our employees, officers and directors are expected to abide by. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no written guideline.

Action by members of your immediate family, significant others or other persons who live in your household (referred to in the Code as “Family Members”) also may potentially result in ethical issues to the extent that they involve Company business. For example, acceptance of inappropriate gifts by a Family Member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your Family Member.

YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. THE CODE DETAILS THE REPORTING METHODS AND COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN SECTION 25.

Violations of the Code will not be tolerated. Any employee who violates the standards in the Code will be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

1.
Honest and Ethical Conduct

It is the policy of the Company to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of the Company depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.

2.
Speak Up Culture and Reporting Possible Violations

At Nuvation, open and honest communication is essential to our success and to maintaining a culture of integrity. We are committed to fostering an environment where everyone feels safe asking questions, raising concerns, and offering suggestions. If you are ever uncertain about the right course of action—whether it involves a Company policy, a legal matter, or simply something that may not feel right—please seek guidance. It is always better to ask than to remain unsure.

Every employee is responsible for upholding our Code and is expected to remain vigilant, act ethically, and speak up if they suspect any violation of our Code, Company policies, or applicable laws. If you become aware of potentially inappropriate or unethical conduct, you have an obligation to report it. Nuvation supports anyone who raises a concern in good faith and will take prompt disciplinary action against any employee who retaliates against you, including termination of employment.

Making a report in good faith means you sincerely believe that something may be wrong, and you provide honest and accurate information—even if it turns out you were mistaken. It also means you are not using the reporting process for personal gain or to harm others.

Concerns may be reported anonymously via our Company Toll Free Hotline (“Hotline”) or online reporting system. If you do choose to identify yourself, we will make every effort to keep your identity confidential upon request. In certain circumstances, confidentiality may not be possible due to the nature of the investigation, legal requirements, or the need for a comprehensive review.

If you are aware of a suspected or actual violation of law, regulation, the Code or any other Company policy, you are expected to promptly provide a specific description of the violation that you believe has occurred, including any information you have about the person(s) involved and the time of the violation in your report. Further, the Company encourages and expects each of us to report when we feel we are being pressured to compromise standards that may lead to a potential violation. Please report these matters directly to your manager, Compliance (compliance@nuvationbio.com) or Human Resources (hr@nuvationbio.com).

If for any reason you do not wish to discuss suspected violations or unethical behavior directly with the Company, please contact the Hotline. Calls may be made for any reason at any time. In order to provide additional assurance of anonymity, all Hotline calls are taken by a trained third-party vendor. The toll-free number to call in North America is (844) 418-0924. If you are outside North America, or if you prefer to use the internet, you may raise your concerns by filling out the web form located at (https://www.nuvationbio.ethicspoint.com).

3.
Compliance with Applicable Laws and Regulations

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s commitment to operating within legal guidelines and cooperating with local, national and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. We hold periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section 6 below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you do not hesitate to seek answers from your supervisor or the Chief Compliance Officer.

Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal obligations.

4.
Fraud and Abuse

Nuvation is committed to full compliance with all healthcare fraud and abuse laws, including the Anti-Kickback Statute and the False Claims Act. These laws are designed to prevent improper influence on clinical decision-making and ensure the integrity of claims submitted for health insurance coverage. All employees must ensure that any information provided to third parties is complete, accurate, and truthful. Any interaction with healthcare professionals or organizations involving a transfer of value, whether through direct or indirect payments or in-kind benefits, must comply with this Code and all related Company policies.

Nuvation is committed to preventing, identifying, and correcting errors in all aspects of its operations. We maintain transparency, accuracy, and integrity in every interaction. Providing false or misleading information that results in an improper payment or reimbursement from the government constitutes a false claim and is strictly prohibited.

5.
Anti-Bribery and Anti-Corruption

Nuvation maintains a zero-tolerance policy regarding bribery and any form of corrupt behavior, whether domestic or international. This prohibition applies regardless of local customs, traditions, or business practices. Employees may not offer, promise, authorize, or provide anything of value, directly or indirectly, to any government or public official. Transfers of value are prohibited when intended to influence an official’s actions or decisions, secure an improper advantage, or obtain or retain business. “Transfers of Value” include more than money. Bribes can take many forms, such as:

o
Cash or cash equivalents (including gift cards);
o
Gifts, meals, travel, or entertainment beyond reasonable business purpose;
o
Favors or personal benefits;
o
Business opportunities or employment offers;
o
Political or charitable contributions linked to an official; and
o
Sponsorships or other benefits provided through third parties.

All payments or benefits provided to officials, whether directly or through agents, consultants, or intermediaries, are strictly prohibited if made for an unlawful or improper purpose. Nuvation complies with all anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (FCPA) and similar international regulations.

•
Insider Trading

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct internal Nuvation business. All non-public information about the Company or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, but also illegal. Employees must exercise the utmost care when handling material inside information. Please refer to the Company’s Insider Trading Policy for more detailed information.

•
Antitrust

Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

o
agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;
o
agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and
o
the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Chief Compliance Officer whenever you have a question relating to these laws.

•
Environmental Compliance

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

•
Conflicts of Interest

We respect the rights of our employees and their Family Members to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, they should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of the Company. Conflicts of interest also arise when an employee, officer or director, or a Family Member receives improper personal benefits as a result of such person’s position in the Company. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Chief Compliance Officer. Supervisors may not approve conflicts of interest or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Chief Compliance Officer and providing the Chief Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, the employee should discuss the matter directly with the Chief Compliance Officer. Officers and directors may seek authorizations and determinations from the Company’s Nominating and Corporate Governance Committee. Factors that may be considered in evaluating a potential conflict of interest are, among others:

o
whether it may interfere with the employee’s job performance, responsibilities or morale;
o
whether the employee has access to confidential information;
o
whether it may interfere with the job performance, responsibilities or morale of others within the organization;

o
any potential adverse or beneficial impact on our business;
o
any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;
o
whether it would enhance or support a competitor’s position;
o
the extent to which it would result in financial or other benefit (direct or indirect) to the employee;
o
the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and
o
the extent to which it would appear improper to an outside observer.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:

o
Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.
o
Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information and the employee’s ability to influence Company decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.
o
Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us.
o
Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.
o
Taking personal advantage of corporate opportunities.
o
Moonlighting without permission.
o
Conducting our business transactions with your Family Member or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations in keeping with the Company’s Related Persons Transactions Policy.

o
Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a Family Member. The employee’s supervisor and/or the Chief Compliance Officer will consult Human Resources to assess the advisability of reassignment.

Loans to, or guarantees of the obligations of, employees or their Family Members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law. Applicable law requires that our Board approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board after recommendation of the Board’s Nominating and Corporate Governance Committee.

•
Corporate Opportunities

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Chief Compliance Officer or the Audit Committee.

Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with us or corporate property or information for improper personal gain, nor should you compete with us in any way.

•
Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

The integrity of our records and public disclosures depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately, honestly, and in a timely manner. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

o
no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities or misclassifies any transactions as to accounts or accounting periods;
o
transactions be supported by appropriate documentation;
o
the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;
o
employees comply with our system of internal controls; and
o
no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the Securities and Exchange Commission (the “SEC”). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. Therefore:

o
no employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;
o
all employees must cooperate fully with our Finance and Accounting Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and
o
no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Chief Compliance Officer, the Audit Committee of the Board or one of the other compliance resources described in Section 16 or in accordance with the provisions of the Company’s Whistleblower Policy on reporting complaints regarding accounting and auditing matters.

•
Dealing with Independent Auditors

All Nuvation employees, officers, and directors must always be honest and accurate in matters related to the Company’s financial records and reporting.

You may not, directly or indirectly:

o
Make or cause anyone else to make a false or misleading statement to an accountant or auditor.
o
Leave out important information that could make a statement misleading during any audit, review, or preparation of the Company’s financial statements or reports filed with the Securities and Exchange Commission (SEC).
o
Try to pressure, influence, mislead, or manipulate an independent or certified public accountant who is auditing or reviewing the Company’s financial statements.

Every employee has a responsibility to act with integrity and transparency when handling financial information or working with auditors. Accurate financial reporting protects both the Company and its employees.

•
Fair Dealing

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Chief Compliance Officer, as further described in Section 25.

You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Act to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not based on the receipt of special favors.

•
Research and Development

Nuvation is committed to conducting clinical research with the highest standards of ethics, safety, and scientific integrity. We place the safety and rights of patients at the center of all Company-sponsored clinical trials. This includes ensuring that proper informed consent procedures are followed. Nuvation conducts all clinical trials in full compliance with applicable laws, regulations, and industry standards, including:

o
Good Clinical Practices (GCP);

o
Good Laboratory Practices (GLP); and
o
U.S. FDA and international regulatory requirements.

We ensure that all clinical investigators and research personnel are thoroughly trained on study protocols, ethical standards, and safety procedures before any research activities begin. Nuvation is also firmly committed to data integrity and transparency. This means:

o
Maintaining accurate, complete, and timely documentation for all clinical research activities;
o
Publishing clinical trial results in accordance with legal and regulatory requirements, regardless of the outcome; and
o
Upholding public trust by ensuring that our research is conducted and reported honestly and transparently.

Through these commitments, Nuvation aims to advance science responsibly while safeguarding the well-being of research participants and upholding the integrity of our data.

•
Price Reporting

Nuvation has a legal and ethical responsibility to provide accurate, timely, and transparent product pricing information to payors, government agencies, healthcare professionals, and healthcare organizations. We are committed to complying with all federal and state laws, as well as contractual obligations, by:

o
Tracking and reporting pricing data as required.
o
Offering mandated pricing and rebate terms to eligible customers.
o
Submitting accurate pricing information to both public and private payors.

To support this compliance, Nuvation has established a Pricing Committee responsible for overseeing:

o
Product pricing decisions.
o
Standard terms of sale.
o
Rebates, discounts, and other financial arrangements.

The Pricing Committee ensures that our pricing strategies align with all applicable laws, including federal and state anti-kickback statutes and regulations enforced by government agencies. All rebates, discounts, and similar financial arrangements, whether offered directly by Nuvation or through third parties, must be documented in a written agreement. By following these processes, Nuvation ensures transparency and accountability in its pricing practices, while minimizing legal risk and maintaining the trust of our stakeholders.

•
International Business Laws

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

o
The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving a Transfer of Value to a government official to obtain or retain business or favorable treatment and requires the maintenance of accurate books of account, with all company transactions being properly recorded;
o
U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business with countries, or traveling to, subject to sanctions imposed by the U.S. government (currently, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of Ukraine), as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;
o
U.S. Export Controls, which restrict exports from the U.S. and re-exports from other countries of goods, software and technology to many countries, and prohibits transfers of U.S.-origin items to denied persons and entities; and
o
Antiboycott Regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

•
Interactions with the Healthcare Community

Our relationships with healthcare professionals (“HCPs”) and healthcare organizations (“HCOs”) are essential to advancing scientific knowledge, ensuring the safe and effective use of our products, and ultimately improving patient care. These interactions must always reflect our commitment to integrity, compliance, transparency, and respect for applicable laws and regulations. We engage HCPs to educate them about our products, collaborate on scientific research, and rely on their expertise as advisers and trainers. All such interactions must be based on legitimate business or scientific needs and conducted in full compliance with local laws, regulations, industry codes, and Company policies, including those prohibiting bribery and corruption.

Our commitment to ethical standards means that:

o
We engage HCPs or HCOs only when there is a legitimate and bona fide business or scientific need consistent with advancing patient care or medical knowledge;
o
We never offer, promise, or provide Transfers of Value, such as gifts, donations, grants, scholarships, subsidies, or consulting contracts, to improperly influence an HCP’s or HCO’s decision to prescribe, purchase, recommend, or continue using our products;

o
No colleague or business partner may attempt to buy business or provide any improper benefit to a government official, HCP, or any other individual or entity; and
o
We are committed to scientific integrity; business objectives must never improperly influence our research collaborations or medical education activities.

Appropriate and ethical interactions between our employees and the healthcare community are vital to supporting good patient care and maintaining public trust in our Company and our industry.

•
Interactions with Government Officials

Our Company is committed to conducting all business with government entities, officials, and representatives with the highest standards of ethics, integrity, and compliance. This includes all interactions related to regulatory activities, government contracts, research, product purchases, and advisory or consulting relationships with public institutions.

Because government officials and entities are held to strict legal and ethical standards, interactions with them require special care. This applies not only to employees of government agencies, but also to individuals working in public institutions, such as healthcare professionals, researchers, or scientists, who may be considered government officials under certain laws.

When interacting with any government official or entity, employees and third-party representatives must:

o
Be honest, accurate, and transparent at all times. Never misstate or omit material facts in any written or verbal communication;
o
Exercise great care in financial reporting and recordkeeping for government contracts or programs. Costs and expenses must be properly documented and allocated to the correct project;
o
Never offer, promise, or give a Transfer of Value to any government official, employee, political party, or candidate in order to obtain or retain business, secure favorable treatment, or gain an improper advantage;
o
Never provide or promise a Transfer of Value “after the fact” as a reward for an official action or decision; and
o
Ensure all government-related interactions and agreements (including consulting or research arrangements) are based on legitimate business needs, are appropriately documented, and comply with Company policies and applicable laws.

We expect all employees and third parties acting on our behalf to uphold these principles and to seek guidance from the Legal or Compliance whenever there is uncertainty about what constitutes a permissible interaction.

•
Gifts and Entertainment

Business courtesies provided by Nuvation employees to HCPs, HCOs, patients, and patient organizations must follow the requirements detailed in the Meals, Business Courtesies, and Educational Items Policy and any other applicable Compliance policy.

Otherwise, business gifts, gratuities, and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) with vendors and business associates is a common and acceptable practice as long as it is not extravagant.

Unless express permission is received from a supervisor or the Chief Compliance Officer, gifts, gratuities, and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than token or nominal monetary value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

Discuss with your supervisor or the Chief Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

•
Transparency

Nuvation is committed to full compliance with federal, state, and local laws that require the reporting of Transfers of Value to HCPs and HCOs. As part of this commitment, it is our policy to track and report all applicable transfers of value accurately and in a timely manner.

A transfer of value may include:

o
Meals
o
Payments or honoraria
o
Travel or lodging
o
Educational materials or items (including in-kind support)
o
Grants, Sponsorships, and Charitable Donations
o
Research payments

If your role involves interacting with HCPs or HCOs, you are personally responsible for following Nuvation’s policies and procedures for capturing and reporting these transfers. Accurate documentation is essential to ensure transparency and meet legal obligations. Seek guidance from the Compliance Department for questions related to Transparency.

21.
Protection and Proper Use of Company Assets

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, and buildings, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.

You may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:

•
access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or
•
commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) or material of objectionable content in violation of applicable law, trafficking in contraband of any kind or any kind of espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of the Company, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Chief Compliance Officer for prior approval.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention and review by the Company, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Chief Compliance Officer.

22.
Confidentiality

One of our most important assets is our confidential information. As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as business plans, scientific and technical strategies, financial information, information related to the Company’s research, testing platforms and sequencing methods, data and results, inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, licenses, suppliers, manufacturers, customers, market data, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in Section 23). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other employees of the Company, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasipublic” areas in and around our place of business. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, then you must handle that information in accordance with the applicable policy.

23.
Media/Public Discussions

It is our policy to disclose material information concerning Nuvation to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Company’s Chief Executive Officer or Chief

Financial Officer. We have designated our Chief Executive Officer and Chief Financial Officer as

our official spokespersons for financial matters. We have designated our Chief Executive Officer and Chief Financial Officer as our official spokespersons for scientific, clinical, technical and other related information. Unless a specific exception has been made by the Chief Executive Officer or Chief Financial Officer, these designees are the only people who may communicate with the press on behalf of the Company. You also may not provide any information to the media about us off the record, for background, confidentially or secretly.

•
Waivers

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board or, to the extent permitted by the rules of the New York Stock Exchange and our Corporate Governance Guidelines, a committee of the Board and will be disclosed to stockholders as required by applicable laws, rules and regulations.

•
Maintaining the Code: Standards and Procedures

To facilitate compliance with this Code and other Company compliance policies, we have implemented a program of Code awareness, training and review. We have appointed a Chief Compliance Officer to oversee this program. The Chief Compliance Officer is a person to whom you can address any questions or concerns. In addition to fielding questions or concerns with respect to potential violations of this Code, the Chief Compliance Officer is responsible for:

o
Investigating, or delegating investigation to appropriate colleague as necessary, possible violations of the Code;
o
training new employees on the Code;
o
conducting annual training sessions to refresh employees’ familiarity with the Code;
o
distributing copies of the Code annually via email and the Company’s secure internal human resources website to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;
o
updating the Code as needed and alerting employees to any updates, with appropriate approval of the Board, as appropriate, to reflect changes in the law, Company operations and in recognized best practices, and to reflect the Company’s experience; and
o
otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Chief Compliance Officer. If you are uncomfortable speaking with the Chief Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chief Executive Officer. Of course, if your concern involves potential misconduct by another person and relates to questionable accounting or auditing matters under the Company’s Whistleblower Policy, you may report that violation as set forth in such policy.

26.
Clarifying Questions and Concerns

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Chief Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

Whether you choose to speak with your supervisor or the Chief Compliance Officer, you should do so without fear of any form of retaliation. The Company does not tolerate retaliation in any form against anyone who in good faith reports suspected violations or unethical behavior or who participates in an investigation regarding suspected violations or unethical behavior. If you feel that you have been retaliated against in any manner whatsoever, please notify Compliance (compliance@nuvationbio.com) or Human Resources (hr@nuvationbio.com) immediately. Those who engage in retaliation will be subject to disciplinary action up to and including termination. Additional contact information for your supervisor and the aforementioned departments can be found in the Company’s directory, which is freely accessible on the Company’s Intranet. We encourage you to communicate with the appropriate contact(s) in person, via email or by telephone.

If you would like to report anonymously, the toll-free number to call in North America is (844) 418-0924. If you are outside North America, or if you prefer to use the internet, you may raise your concerns by filling out the web form located at (https://www.nuvationbio.ethicspoint.com).

27.
Investigations

The Chief Compliance Officer will investigate, or oversee and/or delegate to appropriate colleagues as necessary, all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Chief Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Chief Compliance Officer will consult with legal counsel, Human Resources and/or Audit Committee of the Board. It is our policy to employ a fair process by which to determine violations of the Code.

If any investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

With respect to any complaints or observations of violations that may involve accounting, internal accounting controls and auditing concerns, under the Company’s Whistleblower Policy, the Chief Compliance Officer shall promptly inform the Audit Committee, and the Audit Committee shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken. If a potential violation is reported via the confidential hotline or email address as provided under the Whistleblower Policy, the Audit Committee will be notified automatically and directly.

28.
Conclusion

The principles outlined in this Code of Conduct represent our collective commitment to ethical behavior and compliance with all applicable laws and regulations. We expect every employee to read, understand, and apply these standards in their daily work. By acting with integrity and holding one another accountable, we protect our reputation and build a sustainable future for our company and our stockholders. Please use the resources provided for any questions or concerns regarding this Code.

REVISION HISTORY

Version No.	Effective Date	Summary of Changes
01	10-Feb-2021	New Document
02	21-Jan-2026	Amended to include post-approval considerations following the Company’s first product approval